Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-101494, 333-83658, 333-83656, 333-72931, 333-153345, and 333-117445 on Form S-8 of our reports dated September 2, 2010 relating to the financial statements of Dycom Industries, Inc. and subsidiaries, and the effectiveness of the Dycom Industries, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dycom Industries, Inc. for the year ended July 31, 2010.

Deloitte & Touche LLP

Miami, Florida
September 2, 2010